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                                                                     Exhibit 4.4


                                    AMENDMENT


            THIRD AMENDMENT, dated as of November 25, 1998 (the "Amendment"), to the Rights Agreement, dated as of June 5, 1995, as amended (the "Rights Agreement"), between Gryphon Holdings Inc., a Delaware corporation (the "Company"), and State Street Bank and Trust Company, as Rights Agent (the "Rights Agent").

            WHEREAS, the Company and the Rights Agent are parties to the Rights Agreement; and

            WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company and the Rights Agent desire to amend the Rights Agreement as set forth below.

            NOW, THEREFORE, in consideration of the premises and the mutual promises set forth herein, the parties hereto agree as follows:

            Section 1.  Amendments to Section 1.

            (a) The definitions of "Beneficial Owner" and "beneficially own" are amended by adding the following at the end thereof:

      "Notwithstanding anything contained in this Agreement to the contrary, none of Markel, Acquisition Corp. or any of their Affiliates or Associates shall be deemed to be the Beneficial Owner of, or to beneficially own, any of the Common Shares of the Company solely by virtue of the approval, execution or delivery of the Merger Agreement."

            (b) The following definitions are added to Section 1 of the Rights
Agreement:

      "Acquisition Corp." shall mean MG Acquisition Corp., a Delaware corporation.

      "Markel" shall mean Markel Corporation, a Virginia corporation.

      "Merger" shall mean the merger of the Company with and into Acquisition Corp. in accordance with the General Corporation Law of the State of Delaware upon the terms and subject to the conditions set forth in the Merger Agreement.

      "Merger Agreement" shall mean the Agreement and Plan of Merger, dated as of November 25, 1998, by and among Markel, Acquisition Corp. and the Company, but shall not include any amendment to such Merger Agreement.

      "Offer" shall mean the tender offer to acquire all the outstanding Common Shares contemplated by the Merger Agreement.
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            Section 2.  Expiration Date.

            Section 7(a) of the Rights Agreement is hereby amended by replacing the word "or" with a comma immediately prior to the symbol "(iii)" and by adding immediately prior to the parenthetical at the end thereof the following:

      ", (iv) upon the acceptance for payment of and payment for Common Shares pursuant to the Offer or (v) immediately prior to the Effective Time (as defined in the Merger Agreement) of the Merger; whereupon the Rights shall expire"

            Section 3.  New Section 35.

            The following is added as a new Section 35 to the Rights Agreement:

            "Section 35.      The Offer and the Merger, etc.

            Notwithstanding anything in this Agreement to the contrary, none of
(a) the approval, execution or delivery of the Merger Agreement or the performance by any party of the transactions contemplated thereby or permitted thereunder or (b) the making of (or the public announcement of the intent to make) the Offer or the acceptance for payment of or payment for Common Shares pursuant to the Offer shall cause (i) Markel or Acquisition Corp. or any of their Affiliates or Associates to be an Acquiring Person, (ii) a Shares Acquisition Date to occur or (iii) a Distribution Date to occur."

            Section 4. Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

            Section 5. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts made and to be performed entirely within such State.

            Section 6. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

            Section 7. Effect of Amendment. Except as expressly modified herein, the Rights Agreement, as previously amended, shall remain in full force and effect in accordance with the provisions thereof.
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            IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed all as of the day and year first above written.

                                    GRYPHON HOLDINGS INC.


ATTEST:
                                   By: /s/ Robert M. Coffee
                                       -----------------------------
                                        Name:  Robert M. Coffee
------------------                      Title: Senior Vice President


                                    STATE STREET BANK AND TRUST
                                     COMPANY


ATTEST:
                                    By: /s/ Charles Rossi
                                        ----------------------------
                                        Name:  Charles Rossi
--------------------                    Title: President